NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 22, 2012, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 9, 2012 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Collective Brands, Inc. and WBG-PSS Merger Sub Inc., a wholly owned subsidiary of WBG-PSS Holdings LLC an entity formed by Blum Strategic Partners IV, L.P., Golden Gate Capital Opportunity Fund, L.P. and Open Water Ventures, LLC. became effective before the opening of October 9, 2012, each share of Common Stock of Collective Brands, Inc. was converted into $21.75 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 9, 2012.